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TO:               The Beneficiaries of the NDM Liquidating Trust

FROM:             James A. Potter
                  Liquidating Trustee of the NDM Liquidating Trust

SUBJECT: Final Report to Beneficiaries of the NDM Liquidating Trust as of December 28, 1999

I        INTRODUCTION

On November 14, 1995, the Board of Directors ("Board") of New Dimensions In Medicine, Inc. ("NDM") approved the Plan of Complete Liquidation and Dissolution of NDM ("Plan of Liquidation"). The Board appointed James A. Potter to serve as Liquidating Trustee of the liquidating trust to be formed under the Plan of Liquidation. On February 22, 1996, the Board approved the execution of the New Dimensions In Medicine, Inc. Liquidating Trust Agreement ("Trust Agreement"). Terms not otherwise defined herein shall have the meaning ascribed in the Trust Agreement. Pursuant to the terms of the Trust Agreement, the Liquidating Trustee is to deliver semi-annual reports to beneficiaries of the NDM Liquidating Trust. This is the final report that you will receive.

THIS REPORT HAS NOT BEEN REVIEWED BY ANY GOVERNMENTAL AGENCY TO DETERMINE THE ADEQUACY OR ACCURACY OF INFORMATION CONTAINED HEREIN. HOWEVER, EVERY EFFORT HAS BEEN MADE TO ENSURE ACCURACY.

II       BACKGROUND

On October 18, 1995, the Board approved the sale of most of NDM's assets to CONMED Corporation ("CONMED"). NDM also entered into an agreement to sell its international wound care business to Paul Hartmann AG ("Hartmann"). NDM's shareholders approved the Plan of Liquidation and the sale of assets to CONMED at a special meeting of shareholders held on February 23, 1996. After consummating the sales to CONMED and Hartmann on February 23, 1996, NDM ceased doing business.

On February 17, 1996, the Board approved an Initial Liquidation Distribution to shareholders of record as of February 23, 1996. The aggregate distribution totaled $19,119,087.52 or $4.3189 per share. On March 8, 1996, NDM executed the Trust Agreement and created the NDM Liquidating Trust. The purpose of the NDM Liquidating Trust is to liquidate the remaining assets of NDM, pay all fixed and known liabilities of NDM, and distribute any remaining assets to the holders of the NDM Common Stock of record as of March 12, 1996. On March 7, 1996, the Board approved a second liquidation distribution ("Second Liquidation Distribution") of $.1201 per share for an aggregate distribution of $530,768.00.

III      FINAL DISTRIBUTION AND TERMINATION OF THE LIQUIDATING TRUST

On October 28, 1999, the Liquidating Trustee mailed a notice of Final Distribution setting the date of the Final Distribution as December 28, 1999. The Final Distribution was mailed to all beneficiaries who had surrendered their stock certificates prior to December 28, 1999. The aggregate Final Distribution was $1,780,741.20 or $.4134 per unit of beneficial interest. In accordance with the Liquidating Trust Agreement, the Liquidating Trust terminated on the Final Distribution Date.

All checks representing the Final Distribution must be cashed on or before April 25, 2000. On April 26, 2000, payment will be stopped on all checks that have not been cashed and the funds will be held by Shareowner Services, Norwest Bank Minnesota, N.A. Any funds that remain unclaimed after June 25, 2000, will escheat to the State of Delaware.

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IV       SURRENDER OF NDM COMMON STOCK

As a condition to receiving the Second Liquidation Distribution and the Final Distribution from the NDM Liquidating Trust, each holder of the common stock of NDM ("NDM Common Stock") was required to surrender the certificates representing such stock. If you have not surrendered the certificate representing your NDM Common Stock, all distributions have been transferred to the State of Delaware and may be claimed by contacting the Secretary of State for the State of Delaware.

V        SUMMARY OF RECEIPTS AND DISBURSEMENTS

A copy of the trust's audited financial statement is attached.

VI. QUESTIONS REGARDING THE SURRENDER OF THE NDM COMMON STOCK AND COMMUNICATIONS WITH THE LIQUIDATING TRUSTEE

If you should have questions regarding an unclaimed distribution, please contact Shareowner Services, Norwest Bank Minnesota, N.A., at (800) 468-9716. Questions for the Liquidating Trustee should be directed to: Oppenheimer Wolff & Donnelly LLP, 3300 Plaza VII, 45 South Seventh Street, Minneapolis, Minnesota 55402,
Attention: Mark G. Rabogliatti, Esq. PLEASE NOTE THAT NEITHER THE LIQUIDATING TRUSTEE NOR ITS COUNSEL CAN GIVE TAX ADVICE.


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